Exhibit 99.1


               Insight Communications Announces Fourth
                  Quarter and Year-End 2004 Results


    NEW YORK--(BUSINESS WIRE)--Feb. 24, 2005--Insight Communications Company (NASDAQ: ICCI) today announced financial results for the quarter and year ended December 31, 2004.


    2004 Highlights

        --  Revenue of $1.0 billion, an increase of 11% over 2003

        -- Operating Income before Depreciation and Amortization* of $432.0 million, an increase of 12% over 2003

        --  Capital expenditures of $174.1 million

        --  Free Cash Flow* of $115.8 million

        -- Total Customer Relationships of 1,322,700 at year end, compared to 1,327,200 at year end 2003

        -- Total RGUs of 2,118,600 at year end, an increase of 7% from year end 2003, comprised of:

                -- High-speed Internet customer net gain of 100,500, an increase of 18% over 2003 net additions. Total HSI customers at year end were 330,500, a penetration of 14% of HSI homes passed.

                -- Basic customer net loss of 21,100, resulting in 1,272,500 basic customers at year end.

                -- Digital customer net gain of 48,400, increasing digital customers to 451,300 at year end, a penetration of 37% of the company's Digital
                    Universe.

                -- Telephone customer net gain of 8,900, bringing total telephone customers to 64,300 at year end and penetration to 8% of marketable homes passed.

        -- As of December 31, 2004, 97% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

* See explanation of this Non-GAAP measure below.

    Operating Results for the Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

    Revenue for the year ended December 31, 2004 totaled $1.0 billion, an increase of 11% over the prior year, due primarily to customer gains in high-speed Internet and digital services, as well as basic rate increases. High-speed Internet service revenue increased 41% over the prior year, primarily due to an increased customer base. Insight added a net 100,500 high-speed Internet customers during the year to end the year at 330,500 customers. Basic cable service revenue increased 7%, primarily due to basic rate increases partially offset by customer losses. In addition, digital service revenue increased 18% over the prior year, primarily due to an increased customer base. Insight added a net 48,400 digital customers during the year to end the year at 451,300 customers.

    Revenue by service offering were as follows for the year ended December 31 (dollars in thousands):


                       Revenue by Service Offering
               -------------------------------------------  ----------
                           % of Total           % of Total   % Change
                  2004       Revenue    2003      Revenue   in Revenue
               ----------- ---------- --------- ----------  ----------
Basic            $573,650       57.2% $537,026       59.5%        6.8%
Digital            98,797        9.9%   83,471        9.3%       18.4%
High-speed
 Internet         132,011       13.2%   93,937       10.4%       40.5%
Premium            57,054        5.7%   57,247        6.3%      (0.3)%
Telephone          15,254        1.5%   12,333        1.4%       23.7%
Advertising        68,415        6.8%   58,832        6.5%       16.3%
Franchise fees     28,721        2.9%   27,350        3.0%        5.0%
Other              28,554        2.8%   32,396        3.6%     (11.9)%
               ----------- ---------- --------- ----------  ----------
Total          $1,002,456      100.0% $902,592      100.0%       11.1%
               =========== ========== ========= ==========  ==========

    Revenue Generating Units ("RGUs"), which represent the sum of basic, digital, high-speed Internet and telephone customers, as of December 31, 2004 increased 7% as compared to December 31, 2003. RGUs by category were as follows (in thousands):


                                            RGUs by Category
                                  ------------------------------------

                                  December 31, 2004 December 31, 2003
                                  ----------------- ------------------
Basic                                      1,272.5            1,293.6
Digital                                      451.3              402.9
High-speed Internet                          330.5              230.0
Telephone                                     64.3               55.4
                                  ----------------- ------------------
   Total RGUs                              2,118.6            1,981.9
                                  ================= ==================

    Average monthly revenue per basic customer, including management fee revenue and Insight Interactive revenue, was $64.96 for the year ended December 31, 2004, compared to $58.03 for the year ended December 31, 2003, primarily reflecting the continued successful rollout of new product offerings in all markets. Average monthly revenue per basic customer for high-speed Internet and digital service increased to $14.95 for the year ended December 31, 2004, up from $11.41 for the year ended December 31, 2003.

    Programming and other operating costs increased $15.4 million, or 5%. Partially offsetting the increase in programming and other operating costs was the reversal of a $14.7 million accrual for property taxes for the years 1999 through 2004. Excluding the reversal of this accrual, programming and other operating costs increased 9%. Programming costs increased 11%, primarily as a result of increased programming rates for classic service and an increase in digital customers served. In addition, programming costs increased due to an increase in high-speed Internet costs driven by the net addition of 100,500 high-speed Internet customers. This increase in high-speed Internet costs was partially offset by more favorable per customer charges under a new agreement with the company's Internet service provider, beginning July 2004. In addition, programming costs increased as a result of an increased volume of modems provided to customers under certain marketing campaigns. Excluding the reversal of the property tax accrual, other operating costs increased 4%, primarily attributable to increases in labor costs, which increased due to a reduction of network rebuild/upgrade activities.
    Selling, general and administrative expenses increased $39.5 million, or 21%, primarily due to increased payroll and related costs reflecting salary increases for existing employees and increases in health insurance costs. In addition, marketing expenses increased to support the continued rollout of high-speed Internet and digital products and to maintain the core video customer base. A decrease in expenses previously allocated to Comcast in connection with the managed properties also contributed to the increase in selling, general and administrative expenses. As this agreement was terminated effective July 31, 2004, the year ended December 31, 2004 contains only seven months of expense allocations versus a full year for the year ended December 31, 2003. While cost savings have been realized upon termination of the agreement, the impact of some of these savings is reflected in programming and other operating costs. In addition, bad debts and collection costs increased, reflecting an increase in the number of accounts written off combined with a higher balance per average account written off.
    Depreciation and amortization expense increased $11.8 million, or 5%, primarily as a result of additional capital expenditures through December 31, 2004 to extend the plant and continue the rollout of digital, high-speed Internet and telephone services to existing and new service areas.
    As a result of the factors discussed above, Operating Income before Depreciation and Amortization increased $44.9 million, or 12%.
    Interest expense decreased $4.6 million, or 2%. The decrease is related to lower interest rates, which averaged 7.1% for the year ended December 31, 2004, compared to 7.4% for the year ended December 31, 2003. For the years ended December 31, 2004 and 2003, Insight's outstanding debt averaged $2.8 billion and $2.7 billion.
    Minority interest increased $6.1 million, or 77%, to an expense of $14.0 million. The increase is primarily due to the gain recorded in connection with the termination of the telephone agreement with Comcast.

    Liquidity and Capital Resources

    Cash provided by operations for the years ended December 31, 2004 and 2003 was $289.9 million and $197.8 million. The increase was primarily attributable to an increase in operating income and the timing of cash receipts and payments related to Insight's working capital accounts.

    Cash used in investing activities for the years ended December 31, 2004 and 2003 was $173.5 million and $234.7 million. The decrease was primarily attributable to three factors:

    -- Capital spending decreased by $22.6 million for the year ended December 31, 2004, primarily due to a $20.1 million decrease in rebuild/upgrade costs reflecting the near completion of Insight's rebuilds.

    --  The swap of the company's Griffin, Ga. system for the New
        Albany, Ind. and Shelbyville, Ky. systems in the first quarter of 2003, for which the company paid $26.5 million to acquire cable systems serving approximately 12,000 additional customers.

    -- The purchase of the Coaxial interests for $10.3 million in September 2003 in connection with the refinancing of our Ohio subsidiary.

    Cash (used in) provided by financing activities for the years ended December 31, 2004 and 2003 was $(76.4) million and $22.2 million. During the year ended December 31, 2004, the company:

    -- Made scheduled debt amortization payments related to the A and B Term Loan portions of Insight's credit facility, which totaled $62.3 million;

    -- Repaid $6.0 million of revolver borrowings that were outstanding as of December 31, 2003 and did not need to re-borrow; and

    -- Repurchased $10.0 million (face amount) of the company's 12 1/4 % senior discount notes at the then accreted value of $8.1 million for $8.9 million in order to capitalize on current market conditions and help lower outstanding debt.

    For the year ended December 31, 2004, Insight spent $174.1 million in capital expenditures. These expenditures principally constituted network extensions, upgrades to Insight's headends, purchases of customer premise equipment and capitalized labor, all of which is considered necessary in order to maintain the company's existing network, to continue to grow its customer base and to expand its service offerings.
    Free Cash Flow for the year ended December 31, 2004 totaled $115.8 million compared to $(10.4) million for the year ended December 31, 2003. The increase was primarily driven by the following:

    --  A $44.9 million increase in Operating Income before
        Depreciation and Amortization.

    -- A $25.7 million source of Free Cash Flow for the year ended December 31, 2004 compared to a $19.2 million use for the year ended December 31, 2003 from changes in working capital accounts.

    --  A $22.6 million decrease in capital expenditures.

    While Insight expects to continue to use Free Cash Flow to repay its indebtedness, interest rates have begun to increase, which could result in higher interest costs.

    Use of Operating Income before Depreciation and Amortization and Free Cash Flow

    Insight utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of Insight's businesses. Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. Insight also uses this measure to determine how it will allocate resources and capital. Insight believes that this measure is also useful to investors as it is one of the bases for comparing Insight's operating performance with other companies in its industry, although Insight's measure may not be directly comparable to similar measures used by other companies. A limitation of Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures for the upgrade of the cable network. Management evaluates the impact of interest expense through other measures including interest expense itself, Free Cash Flow and debt service covenant ratios under Insight's credit facility.
    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures and distribution of preferred interests. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness.
    Both Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

    Reconciliation of Net Income (Loss) to Operating Income before Depreciation and Amortization

    The following table reconciles Net Income (Loss) to Operating
Income before Depreciation and Amortization. In addition, the table provides the components from Operating Income to Net Income for purposes of the previous discussions:


                                  Year Ended      Three Months Ended
                                 December 31,         December 31,
                              ----------------------------------------
                                2004     2003       2004       2003
                              ----------------------------------------
                                                    (in thousands)
                                (in thousands)        (unaudited)
 Net income (loss)            $(13,799) $(14,191)     $5,992  $(4,833)
 Income tax benefit (expense)     (201)   (2,702)        125     (310)
                              ----------------------------------------
 Loss before income taxes      (14,000)  (16,893)      6,117   (5,143)
 Extraordinary item, net of
  tax                          (15,627)        -     (15,627)       -
                              ----------------------------------------
 Loss before income taxes &
  extraordinary item           (29,627)  (16,893)     (9,510)  (5,143)
 Impairment write-down of
  investments                        -     1,500           -        -
 Gain on settlement of
  programming contract               -   (37,742)          -     (605)
 Loss on settlement of put
  obligation                         -    12,169           -      190
 Gain (loss) from early
  extinguishments of debt            -    10,879           -        -
 Minority interest income
  (expense)                     14,023     7,936      13,146      158
                              ----------------------------------------
 Loss before minority
  interest, investment
  activity, extinguishments of
  obligations, gain on
  contract settlement, income
  taxes and extraordinary item (15,604)  (22,151)      3,636   (5,400)
 Other income (expense):
   Other                         3,388        31       1,687      712
   Interest income                (749)   (1,433)       (326)    (655)
   Interest expense            201,450   206,031      51,285   49,724
   Gain on cable system
    exchange                         -   (27,134)          -     (142)
                              ----------------------------------------
 Total other expenses          204,089   177,495      52,646   49,639

 Operating income              188,485   155,344      56,282   44,239
 Depreciation and amortization 243,561   231,760      63,180   59,824
                              ----------------------------------------
 Operating Income before
  Depreciation & Amortization $432,046  $387,104    $119,462 $104,063
                              ========================================

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow

    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from Net Cash Provided by Operating
Activities to Operating Income for purposes of the previous discussions.


                                    Year Ended     Three Months Ended
                                   December 31,        December 31,
                                --------------------------------------
                                  2004     2003      2004      2003
                                --------------------------------------
                                  (in thousands)     (in thousands)
                                                       (unaudited)
Operating income                $188,485  $155,344   $56,282  $44,239

   Depreciation and amortization 243,561   231,760    63,180   59,824
                                --------------------------------------
Operating Income before
 Depreciation & Amortization     432,046   387,104   119,462  104,063

   Changes in working capital
    accounts (1)                  25,741   (19,164)   12,271  (16,055)
   Cash paid for interest       (167,602) (169,704)  (69,509) (61,529)
   Cash paid for taxes              (271)     (448)      (29)     (23)
                                --------------------------------------
Net cash provided by operating
 activities                      289,914   197,788    62,195   26,456

   Capital expenditures         (174,096) (196,658)  (43,201) (65,525)
   Distribution of preferred
    interests                          -   (11,554)        -        -
                                --------------------------------------
Free Cash Flow                  $115,818  $(10,424)  $18,994 $(39,069)
                                ======================================


(1) Changes in working capital accounts is based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

    About Insight Communications

    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include history and expectation of future net losses, competition, increasing programming costs, changes in laws and regulations, the substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K and other periodic filings. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K and such filings.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                             December 31, December 31,
                                                    2004         2003
                                             ------------ ------------

Assets
Cash and cash equivalents                       $100,144      $60,172
Investments                                        5,053        4,078
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,050 and $1,123
 as of December 31, 2004 and 2003                 31,355       29,313
Launch funds receivable                            2,749        9,421
Prepaid expenses and other assets                 11,343       17,446
                                             ------------ ------------
Total current assets                             150,644      120,430

Fixed assets, net                              1,154,251    1,216,304
Goodwill                                          72,430       72,430
Franchise costs                                2,361,959    2,361,959
Deferred financing costs, net of accumulated
 amortization of $18,892 and $13,676 as
 December 31, 2004 and 2003                       27,896       33,288
Other non-current assets                           2,692        5,244
                                             ------------ ------------
Total assets                                  $3,769,872   $3,809,655
                                             ============ ============

Liabilities and stockholders' equity
Accounts payable                                 $31,886      $30,417
Accrued expenses and other liabilities            40,838       34,182
Accrued property taxes                            13,049       22,954
Accrued programming costs                         51,329       43,261
Deferred revenue                                   8,996       10,061
Interest payable                                  20,643       23,315
Debt - current portion                            83,500       62,250
                                             ------------ ------------
Total current liabilities                        250,241      226,440

Deferred revenue                                   2,904        4,523
Debt                                           2,724,063    2,786,041
Other non-current liabilities                      1,331        5,742

Minority interest                                245,523      229,790

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of December 31, 2004 and 2003          -            -
Common stock; $.01 par value:
  Class A - 300,000,000 shares authorized;
   50,912,910 and 50,685,317 shares issued
   and outstanding as of December 31, 2004
   and 2003                                          509          507
  Class B - 100,000,000 shares authorized;
   8,489,454 and 8,879,468 shares issued and
   outstanding as of December 31, 2004 and
   2003                                               85           88
Additional paid-in-capital                       813,853      816,600
Accumulated deficit                             (260,270)    (246,471)
Deferred stock compensation                       (8,689)     (13,582)
Accumulated other comprehensive loss                 322          (23)
                                             ------------ ------------
Total stockholders' equity                       545,810      557,119
                                             ------------ ------------
Total liabilities and stockholders' equity    $3,769,872   $3,809,655
                                             ============ ============

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)


                                          Year Ended December 31,
                                        2004       2003       2002
                                      ---------- ---------- ----------

Revenue                              $1,002,456   $902,592   $811,995

Operating costs and expenses:
    Programming and other operating
     costs                              343,769    328,385    282,982
    Selling, general and
     administrative                     226,641    187,103    173,505
    Depreciation and amortization       243,561    231,760    216,506
                                      ---------- ---------- ----------
Total operating costs and expenses      813,971    747,248    672,993
                                      ---------- ---------- ----------

Operating income (loss)                 188,485    155,344    139,002

Other income (expense):
     Gain on cable system exchange            -     27,134          -
     Interest expense                  (201,450)  (206,031)  (204,730)
     Interest income                        749      1,433      2,126
     Other                               (3,388)       (31)      (502)
                                      ---------- ---------- ----------
Total other expense, net               (204,089)  (177,495)  (203,106)
Loss before minority interest,
 investment activity, extinguishments
 of obligations, gain on contract
 settlement, income taxes and
 extraordinary item                     (15,604)   (22,151)   (64,104)
Minority interest income (expense)      (14,023)    (7,936)    31,076
Gain (loss) from early extinguishments
 of debt                                      -    (10,879)     3,560
Loss on settlement of put obligation          -    (12,169)         -
Gain on settlement of programming
 contract                                     -     37,742          -
Impairment write-down of investments          -     (1,500)   (18,023)
                                      ---------- ---------- ----------
Loss before income taxes                (29,627)   (16,893)   (47,491)
Income tax benefit                          201      2,702      5,175
                                      ---------- ---------- ----------
Loss before extraordinary item          (29,426)   (14,191)   (42,316)
Extraordinary item, net of tax           15,627          -          -
                                      ---------- ---------- ----------
Net loss                                (13,799)   (14,191)   (42,316)
Accrual of preferred interests                -    (10,353)   (20,107)
                                      ---------- ---------- ----------
Net loss applicable to common
 stockholders                          $(13,799)  $(24,544)  $(62,423)
                                      ========== ========== ==========

Basic and diluted loss per share
 before extraordinary item                $(.49)     $(.41)    $(1.04)
Basic and diluted earnings per share
 related to extraordinary item            $ .26      $   -     $    -
Basic and diluted loss per share
 attributable to common stockholders      $(.23)     $(.41)    $(1.04)
Basic and diluted weighted average
 shares outstanding                      59,734     59,585     60,284

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
       (in thousands, except per customer and penetration data)


                                  FY        FY        Q4        Q4
INSIGHT CONSOLIDATED             2004      2003      2004      2003
--------------------           -------- --------- --------- ---------

Customer Relationships         1,322.7    1,327.2   1,322.7   1,327.2

Total Average Monthly Revenue
 per Customer                    $64.96    $58.03    $68.48    $60.84

Basic Cable
-----------
  Homes Passed                  2,375.3   2,325.7   2,375.3   2,325.7
  Basic Cable Customers         1,272.5   1,293.6   1,272.5   1,293.6
  Basic Cable Penetration          53.6%     55.6%     53.6%     55.6%

  Cable Revenue                $573,650  $537,025  $145,280  $136,720
  Average Monthly Cable
   Revenue per Customer          $37.17    $34.53    $37.89    $35.23

High-Speed Data
---------------
  "Modem Ready" Homes Passed    2,320.4   2,236.3   2,320.4   2,236.3
    Modem Customers               330.5     230.0     330.5     230.0
  "Modem Ready" Penetration        14.2%     10.3%     14.2%     10.3%

  Modem Revenue                $132,011   $93,937   $38,021   $26,979
  Average Monthly Modem
   Revenue per Customer           $8.55     $6.04     $9.92     $6.95
  Average Monthly Modem
   Revenue per Modem Customer    $39.18    $42.04    $39.48    $41.02

Digital Cable
-------------
  Digital Universe              1,224.1   1,242.2   1,224.1   1,242.2
  Digital Customers               451.3     402.9     451.3     402.9
  Digital Cable Penetration        36.9%     32.4%     36.9%     32.4%

  Digital Revenue               $98,797   $83,471   $25,525   $22,899
  Average Monthly Digital
   Revenue per Customer           $6.40     $5.37     $6.66     $5.90
  Average Monthly Digital
   Revenue per Digital Customer  $19.32    $18.93    $19.10    $19.41

Telephone
---------
  Telephone Universe
   (marketable homes)             768.8     648.0     768.8     648.0
  Telephone Customers              64.3      55.4      64.3      55.4
  Telephone Penetration
   (to marketable homes)            8.4%      8.5%      8.4%      8.5%

  Telephone Revenue             $15,254   $12,333    $3,865    $3,737
  Average Monthly Telephone
   Revenue per Customer            $.99      $.79     $1.01      $.96

Advertising Revenue
-------------------------------
  Advertising Revenue           $68,415   $58,832   $21,820   $16,567
  Average Monthly Advertising
   Revenue per Customer           $4.43     $3.78     $5.69     $4.27

Other Revenue
-------------------------------
  Other Revenue                $114,331  $116,994   $28,036   $29,203
  Average Monthly Other
   Revenue per Customer           $7.41     $7.52     $7.31     $7.53


*2003 customer data includes effects of the swap of the Griffin, Ga.
 system for the managed New Albany, Ind. and Shelbyville, Ky. systems. Certain prior period amounts have been reclassified to conform to the current period presentation.
Note: All "per customer" figures reflect revenue per Basic Cable
 Customers.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                        FINANCIAL INFORMATION
                            (in thousands)

                                       Three months ended December 31,
                                            2004            2003
                                       --------------- ---------------
                                                  (unaudited)
Insight Consolidated
--------------------
   Revenue                                   $262,546        $236,105
   Operating Income before Depreciation
    & Amortization                            119,462         104,063
   Operating Income                            56,282          44,239
   Capital Expenditures                        43,201          65,525
   Interest Expense                            51,285          49,724
   Free Cash Flow                              18,994         (39,069)


                                           Year ended December 31,
                                            2004            2003
                                       --------------- ---------------
Insight Consolidated
--------------------
   Revenue                                 $1,002,456        $902,592
   Operating Income before Depreciation
    & Amortization                            432,046         387,104
   Operating Income                           188,485         155,344
   Capital Expenditures                       174,096         196,658
   Interest Expense                           201,450         206,031
   Free Cash Flow                             115,818         (10,424)



                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                             (unaudited)
                            (in thousands)

                           Three Months Ended  Year Ended December 31,
                           December 31, 2004       2004        2003
                           ------------------  -----------------------
 Customer Premise Equipment        $21,213       $95,311     $99,347
 Scaleable Infrastructure            4,538        14,920      14,707
 Line Extensions                     7,033        25,168      23,299
 Upgrade/Rebuild                     2,054        13,616      33,692
 Support Capital                     8,363        25,081      25,613
                                  ----------   -----------------------
Total Capital Expenditures         $43,201      $174,096    $196,658



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    CONTACT: Insight Communications Company
             Sandy Colony, 917-286-2300